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                                                                    EXHIBIT 99.1

MEDIA INQUIRIES:

Lynn Newman
908-953-8692 (office)
973-993-8033 (home)
lynnnewman@avaya.com.
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Barbara Burgess
908-953-3348 (office)
201-400-1451 (mobile)
barbarab@avaya.com
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INVESTOR INQUIRIES:

Derrick Vializ
908-953-7500 (office)
vializ@avaya.com


AVAYA AGREES TO ACQUIRE VPNET TECHNOLOGIES, INC.
COMPANY'S FIRST ACQUISITION STRENGTHENS DATA NETWORKING CAPABILITIES

FOR IMMEDIATE RELEASE: MONDAY, JANUARY 8, 2001

         Basking Ridge, N.J. - Avaya Inc. today announced it has agreed to acquire VPNet Technologies, Inc., a privately held developer of virtual private network (VPN) solutions and devices for approximately $120 million in cash. The acquisition broadens Avaya's presence in the rapidly growing market for data networking solutions for enterprise customers.

         Based in Milpitas, California and founded in 1995, VPNet Technologies develops and markets high-performance VPN solutions to service providers and enterprises. The company's scaleable VPNware(TM) Systems deliver the highest levels of security, performance and manageability across a wide range of VPN applications. Its VPNsure(SM) Managed Services Program enables service providers and enterprises to outsource the implementation and management of their VPNs. The VPNet products will complement Avaya's current offerings, giving customers a wider choice of VPN solutions. Avaya's portfolio of data solutions includes silicon-based gigabit ethernet local area network switches and routers, wireless local area network solutions, multi-service wide area network switches, security systems for enterprises, and policy management systems.

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         "The addition of VPNet strengthens our capabilities in data networking," said Don Peterson, president and CEO, Avaya. "VPNet's products and services help customers take full advantage of the benefits from VPNs of security, productivity and cost-effectiveness." The VPN equipment market is expected to grow by a CAGR (compound annual growth rate) of 40 percent to $4.3 billion from 1999 through 2003, according to industry sources.

         With a VPN, an enterprise can use the public network - including the Internet - to make its communications network more flexible and cost effective for voice and data communications with its branch offices and virtual office and mobile employees. VPNs offer the security associated with a private network combined with cost savings and the speed of deployment associated with the public network.

         VPNet has shipped more than 3,000 of its VPNwareTM Systems to customers in 25 countries since the product was introduced in 1997. VPNet sells primarily through value-added resellers, distributors, systems integrators and service providers. Among the companies with which it works to deliver VPNs and VPN services are IBM Global Services, SBC Communications, Equant Integration Services, AT&T, CERFnet, NTT PC and XO Communications.

         "VPNet's exclusive focus on VPNs for enterprises has allowed us to become a leader in this fast-growing market," said James E. Patty, president and CEO, VPNet Technologies. "We're excited to become part of Avaya and offer its large base of enterprise customers a total VPN-managed solution, whether it is for remote access, communications within an organization or communications with other business partners. Like Avaya, VPNet offers customers the option of managing their communications themselves or through our full-service outsourcing capabilities." Patty will join Avaya as vice president, virtual private networking.

         VPNet employs about 130 people, most of whom work in Milpitas. The company also has offices in Taipei, Taiwan and Fleet, Hampshire in the United Kingdom. More than a third of its employees are involved in research and development.

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         The completion of the acquisition is subject to regulatory approval and customary closing conditions and is expected to close in the quarter ending
March 31, 2001. Excluding in-process research and development (IPR&D) and the amortization of goodwill, the acquisition is expected to have a $0.03 dilution to Avaya's cash earnings in fiscal 2001. Including the amortization of goodwill and IPR&D, the acquisition is expected to have a higher dilutive impact.

         Avaya, headquartered in Basking Ridge, N.J., USA, is a leading provider of communications systems for enterprises, including businesses, government agencies and other organizations. Avaya offers converged voice and data, customer relationship management, messaging, voice multi-service networking and structured cabling products and services. Avaya is a worldwide leader in sales of messaging and structured cabling systems and a U.S. leader in sales of enterprise voice communications and call center systems. Avaya intends to use its leadership positions in enterprise communications systems and software, its broad portfolio of products and services, and strategic alliances with other technology and consulting services leaders to offer its customers comprehensive eBusiness solutions. For more information about Avaya, visit its Web site at HTTP://WWW.AVAYA.COM.

         This news release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These forward-looking statements include, but are not limited to, future products, market and technology development, future benefits of the merger, estimated date to complete the transaction, and the expected impact of the transaction on future earnings. These risks and uncertainties include VPN Technologies, Inc.'s stockholder approval, obtaining regulatory approvals and clearances, price and product competition, dependence on new product development, reliance on major customers, customer demand for our products and services, the ability to successfully integrate acquired companies, control of costs and expenses, international growth, general industry and market conditions, growth rates and general domestic and international economic conditions, including interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see the reports filed by Avaya with the Securities and Exchange Commission (SEC). Avaya disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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